NEWS RELEASE

POPE RESOURCES REPORTS THIRD QUARTER 2018 RESULTS

POULSBO, WA, November 7, 2018 /PRNewswire/ - Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $2.6 million, or $0.60 per ownership unit, on consolidated revenue of $28.0 million and look-through1 revenue of $17.3 million, for Q3 2018. This compares to net income attributable to unitholders of $1.7 million, or $0.38 per ownership unit, on consolidated revenue of $18.8 million and look-through revenue of $13.2 million, for Q3 2017.

Cash provided by operations during Q3 2018 was $11.6 million on a consolidated basis and $5.4 million on a look-through basis, compared to cash provided by operations of $1.8 million on a consolidated basis and cash used in operations of $405,000 on a look-through basis, during Q3 2017.

“We took advantage of strong log prices and delivered or sold over 34 million board feet of Partnership and Funds timber during the third quarter,” said Tom Ringo, President and CEO. “While we still view long-term fundamentals for log prices in our region as positive, we anticipate some near-term volatility due to supply increases, weakened market prices, and uncertainty around trade tariffs with China. In our Real Estate business, we were pleased to close on a $1.4 million sale of a residential plat in Bremerton, Washington. Meanwhile, Fund IV closed on the acquisition of 9,400 acres of timberland in Washington in October and is under contract to purchase another 7,100 acres in January. As demonstrated by the significant increase in our quarterly distribution, we remain confident in our ability to continue to grow cash flow and deliver sustainable value to our unitholders.”

The following table summarizes key income, cash flow, and debt metrics for the quarters ended September 30, 2018, and 2017. Each metric is presented on a consolidated basis in accordance with GAAP, as well as on a look-through basis. The latter is the sum of the Partnership on a stand-alone basis plus the Partnership’s share of its three private equity timber funds, based on the Partnership’s percentage ownership interest in each fund.

(in millions, except volume and price data)
	Q3 2018		Q3 2017
	Consolidated	Look-through	Consolidated	Look-through
Volume (MMBF)	34.2	17.3	24.9	13.4
Delivered log price ($/MBF)	$734	$756	$657	$682
Revenue	$28.0	$17.3	$18.8	$13.2
Net income	$2.7	$2.6	$0.6	$1.7
Cash flow from operations	$11.6	$5.4	$1.8	($0.4)
Debt, net of unamortized debt issuance costs *	$146.9	$96.6	$127.5	$90.0
* Partnership-only debt amounted to $89.6 million and $83.0 million as of September 30, 2018, and 2017, respectively. Fund debt is non-recourse to the Partnership.

Partnership Timber

Partnership Timber operating income during Q3 2018 was $5.6 million, compared to $3.8 million in Q3 2017. Adjusted EBITDDA2 for this segment during Q3 2018 was $6.8 million, versus $4.8 million in Q3 2017. Harvest volume increased 26% in Q3 2018 when compared to Q3 2017 on top of an 11% increase in average realized log prices between the two periods.

Funds Timber

Funds Timber operating income during Q3 2018 was $2.1 million, compared to $301,000 in Q3 2017. Adjusted EBITDDA for this segment during Q3 2018 was $6.8 million, versus $2.8 million in Q3 2017. Delivered log volume increased 74% in Q3 2018 versus Q3 2017, and average realized log prices were up 15%. During Q3 2018, the Funds sold timber deeds on 2.9 million board feet (MMBF) of volume compared to 3.6 MMBF during Q3 2017. Average prices on timber deed sales, however, increased by 66% in Q3 2018 from Q3 2017. The Partnership’s share of Adjusted EBITDDA for Q3 2018 was $758,000, versus $283,000 during Q3 2017.

Timberland Investment Management (TIM)

During the quarter we continued due diligence on a number of Pacific Northwest (PNW) timberland offerings, as we work to place the remaining $273 million of Fund IV capital. In late October, these efforts culminated with the closing of a 9,400-acre purchase for just over $32 million in south Puget Sound, Washington. The Partnership’s co-investment represents $4.8 million, and we expect to generate $300,000 of annual cash flow from managing these timberlands over the term of Fund IV. Also in late October, we reached an agreement to purchase an additional 7,100 acres in south central Washington for Fund IV. This transaction is expected to close in January.

TIM generated an operating loss of $1.1 million during Q3 2018, compared to an operating loss of $679,000 in Q3 2017. The larger operating loss in 2018 is due primarily to costs associated with capital placement efforts associated with our fourth timber fund, as well as additional personnel costs to manage our expanding timber fund portfolio. Adjusted EBITDDA during Q3 2018 was $27,000 versus $57,000 in Q3 2017. Total revenue, on an internal reporting basis, amounted to $1.2 million during Q3 2018 versus $829,000 in Q3 2017. The increase in revenues is attributable to the two January 2018 acquisitions by Fund IV totaling $114 million for 37,000 acres.

Real Estate

During the quarter, we sold a parcel with a preliminary plat for 110 single-family residential lots in Bremerton for $1.4 million. In addition, we closed on the sale of two individual lots in separate parts of Kitsap County for a total of $600,000. We reinitiated our Port Gamble master plan for Kitsap County to review. This formally kicks off a process to obtain approval to proceed with the redevelopment of the town. Real Estate generated an operating loss of $518,000 during Q3 2018, compared to an operating loss of $491,000 in Q3 2017. Adjusted EBITDDA for the Real Estate segment was negative $366,000 during Q3 2018, versus negative $343,000 in Q3 2017. The decline in both metrics is due primarily to fewer residential closings in Q3 2018 compared to Q3 2017.

General & Administrative (G&A)

G&A expenses were $1.9 million during Q3 2018 compared to $1.1 million in Q3 2017. The increase in G&A expenses is due primarily to professional fees associated with the Board’s ongoing review of the Partnership’s capital allocation strategy, business mix, and organizational structure, and costs associated with our response to the activist campaign recently announced by one of our unitholders.

Partnership Capital Allocation and Liquidity (excluding the Funds)

In September, the Partnership paid a cash distribution to unitholders of $3.5 million. Capital expenditures during Q3 2018 for the Partnership totaled $334,000. The Partnership also paid down its revolving credit facility by $300,000 during Q3 2018, and repurchased 4,306 units at an average price of $73.38 per unit, totaling $316,000.

Q3 2018 capital outflows were financed by a combination of the following: cash generated by the Partnership from operations, excluding the Funds, of $4.6 million (that is net of Real Estate development project expenditures of $950,000 and environmental remediation payments totaling $260,000) and distributions received by the Partnership from the Funds totaling $721,000.

The Partnership closed the quarter with cash of $1.8 million, up from $937,000 at the end of Q2 2018, and debt of $89.6 million. The Funds closed the quarter with cash of $4.6 million and debt of $57.3 million.

Review of Longer-Term Opportunities Remains Underway

As previously announced, the Partnership’s management and the Board of Directors, with the assistance of outside legal and financial advisors, are reviewing the Partnership’s longer-term opportunities, including its capital allocation strategy, business mix, and organizational structure. The primary focus of this ongoing review is to deliver increased unitholder value and, as a byproduct, narrow the gap between the trading price of our units and net asset value.

As disclosed in announcements in late August and early October, the Partnership increased its quarterly distribution rate from $0.70 to $0.80, and then from $0.80 to $1.00, representing a cumulative increase of 43%. Our confidence in this increase was reinforced by the projected reduction in spending on our environmental remediation project in Port Gamble. From the beginning of 2014 through our projections to the end of 2018, we will have spent $28.0 million on this project. This compares to the liability on our balance sheet, as of September 30, 2018 of $6.7 million. The in-water cleanup of Port Gamble Bay, which is now completed, was by far the most expensive component of the project. The remaining components, consisting of the millsite cleanup, natural resources damages restoration, and long-term monitoring, are not expected to be as expensive, although we may need to add to the liability in future periods.

Notwithstanding some recent weakness in log prices in our region and an apparent top in the Seattle-area housing market, the long-term prospects for each of our three business segments remain solid. Underlying demand for new housing and repair and remodel projects, a log export market that provides diversification, growth in our timber fund business through the placement of Fund IV capital, and development projects throughout Kitsap County that provide commuters to Seattle a more affordable housing alternative, all promote management’s confidence that the Partnership will comfortably cover distributions from cash flow from operations along with distributions received from the Funds, while supporting the Partnership’s capital expenditure needs.

Outlook

We expect 2018 harvest volume will range between 57-59 MMBF for the Partnership, and 72-75 MMBF for the Funds, including timber deed sales. The 57-59 MMBF for the Partnership includes 5-7 MMBF of volume from timber located on real estate properties and recent small-tract acquisitions that is not factored into our long-term, sustainable harvest plan of 52 MMBF. On a look-through basis, total 2018 harvest volume, including timber deed sales, is expected to be 65-68 MMBF.

We expect the Partnership to close on the sale of three industrial lots in Kitsap County and a smaller HBU sale in Mason County during Q4 2018.

We will soon post an updated investor presentation to the Investor Relations section of our web site at www.poperesources.com.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,100 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 134,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives, and about management’s plans for future operations and strategies. These statements reflect management’s estimates and intentions based on current goals and expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment and our Fund operations. Readers, however, should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations, or that may cause us to deviate from our current plans, include our ability to accurately predict fluctuations in log markets domestically and internationally, and to adjust our harvest volumes in a timely and appropriate manner; political sensitivities and events, including the reactions of foreign governments and international treaty organizations and similar bodies, that may affect the cost of competing products and demand for our products; our ability to anticipate and manage interest rate risk as it affects our borrowing costs; fluctuations in interest rates that affect the U.S. housing market and related demand for our products from that market; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that impacts these obligations; increasing reliance on engineered, recycled, and other alternative products as a competitive factor for our products; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; housing market conditions that affect demand for both our forest products and our real estate offerings; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; conditions affecting credit markets as they affect the availability of capital and costs of borrowing for us, and the related impacts on purchasers of forest products and development properties; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Quarterly Report on Form 10-Q entitled “Risk Factors,” and in our other filings with the Securities and Exchange Commission from time to time.

Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Contact

Daemon Repp
Director of Finance
(360) 697-6626
investors@orminc.com

___________________________________________________________________________________________
1“Look-through” results present the Partnership on a stand-alone basis plus the Partnership’s minority share of each fund: 20% for Fund II, 5% for Fund III, and 15% for Fund IV.

2We define Adjusted EBITDDA as earnings before interest, taxes, depletion, depreciation, amortization, gain or loss on timberland sold, and environmental remediation expense. In addition, we reflect Adjusted EBITDDA on an internal reporting basis without eliminating inter-segment activity, which has no net impact on total Adjusted EBITDDA. Accordingly, fees earned from managing the funds are reflected in the Timberland Investment Management segment and this same amount is reflected as expense in the Funds Timber segment. Adjusted EBITDDA is a non-GAAP measure which is reconciled to GAAP in the tables below. We believe Adjusted EBITDDA captures the ongoing operations of each of our segments and is a useful supplemental metric to assess the segments’ financial performance.

CONDENSED STATEMENTS OF INCOME (LOSS) (in millions, except per unit amounts)

	Quarter Ended September 30, 2018			Quarter Ended September 30, 2017

	Consolidated	NCI Reclass*	Look - through	Consolidated	NCI Reclass*	Look - through
Revenue	$28.0	($10.7)	$17.3	$18.8	($5.6)	$13.2
Cost of sales	(16.8)	8.9	(7.9)	(11.4)	5.2	(6.2)
Operating expenses	(7.1)	1.1	(6.0)	(5.6)	1.0	(4.6)
Operating income	4.1	(0.7)	3.4	1.8	0.6	2.4
Net interest expense	(1.3)	0.5	(0.8)	(1.2)	0.6	(0.6)
Income tax expense	(0.1)	0.1	—	—	(0.1)	(0.1)
Net income	2.7	(0.1)	2.6	0.6	1.1	1.7
Net (income) loss attributable to noncontrolling interests (NCI)	(0.1)	0.1	—	1.1	(1.1)	—
Net income attributable to unitholders	$2.6	$—	$2.6	$1.7	$—	$1.7

Basic and diluted weighted average units outstanding	4.316			4.324
Basic and diluted earnings per unit	0.60			$0.38

* Reclassifying the noncontrolling interest (NCI) portion of Fund operations to the appropriate income statement lines. Includes the 80% of Fund II, 95% of Fund III, and 85% of Fund IV fees paid by third party investors.

CONDENSED BALANCE SHEETS (in millions)

	September 30, 2018			December 31, 2017

Assets	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Cash & restricted cash	$7.4	($5.0)	$2.4	$5.3	($3.3)	$2.0
Land held for sale	5.0	—	5.0	5.9	—	5.9
Other current assets	12.0	(7.0)	5.0	7.0	(2.2)	4.8
Timber & roads, net	356.0	(252.5)	103.5	267.6	(182.0)	85.6
Timberlands	69.1	(43.8)	25.3	55.1	(32.5)	22.6
Land held for development	20.8	—	20.8	19.1	—	19.1
Buildings & equipment, net	5.5	—	5.5	5.3	—	5.3
Other assets	8.9	(4.5)	4.4	15.4	(10.8)	4.6
Total assets	$484.7	($312.8)	$171.9	$380.7	($230.8)	$149.9

Liabilities & Equity
Current liabilities (excl. current portion of long-term debt)	$10.0	($3.3)	$6.7	$9.6	($2.6)	$7.0
Total debt (current and long-term)	146.9	(50.3)	96.6	127.5	(50.2)	77.3
Other liabilities	4.7	—	4.7	3.0	—	3.0
Total liabilities	161.6	(53.6)	108.0	140.1	(52.8)	87.3

Partners' capital	323.1	(259.2)	63.9	240.6	(178.0)	62.6
Total liabilities & partners' capital	$484.7	($312.8)	$171.9	$380.7	($230.8)	$149.9

CONDENSED RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS (in millions)

	Quarter Ended September 30, 2018			Quarter Ended September 30, 2017

	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Net income	$2.7	($0.1)	$2.6	$0.6	$1.1	$1.7
Depletion	7.0	(5.3)	1.7	4.2	(3.1)	1.1
Depreciation and amortization	0.2	—	0.2	0.1	—	0.1
Basis of land sold	1.3	—	1.3	1.6	0.1	1.7
Real estate project expenditures	(0.9)	—	(0.9)	(2.2)	—	(2.2)
Equity based compensation	0.2	—	0.2	0.2	—	0.2
Environmental remediation expenditures	(0.3)	—	(0.3)	(1.9)	—	(1.9)
Changes in working capital	1.4	(0.8)	0.6	(0.8)	(0.3)	(1.1)
Net cash provided by (used in) operating activities	$11.6	($6.2)	$5.4	$1.8	($2.2)	($0.4)

SEGMENT ADJUSTED EBITDDA (in millions)

	Partnership Timber	Funds Timber	TIM	Real Estate	G&A and Other	Consolidated
Q3 2018
Operating income (loss) - external	$5.6	$2.1	($1.1)	($0.5)	($1.9)	$4.2
Intersegment activity	0.1	(1.2)	1.1	0.1	—	—
Operating income (loss) - internal	5.7	0.9	—	(0.4)	(1.9)	4.2
Depletion, depreciation, and amortization	1.1	5.9	—	0.1	—	7.1
Environmental remediation expense	—	—	—	—	—	—
Adjusted EBITDDA	6.8	6.8	—	(0.3)	(1.9)	11.3
Less Adjusted EBITDDA attributable to NCI	—	(6.0)	—	—	—	(6.0)
Look-through Adjusted EBITDDA	$6.8	$0.8	$—	($0.3)	($1.9)	$5.3

Q3 2017
Operating income (loss) - external	$3.8	$0.3	($0.7)	($0.5)	($1.1)	$1.8
Intersegment activity	0.1	(0.8)	0.7	0.1	—	—
Operating income (loss) - internal	3.9	(0.5)	—	(0.4)	(1.1)	1.8
Depletion, depreciation, and amortization	0.9	3.3	—	0.1	—	4.4
Adjusted EBITDDA	4.8	2.8	—	(0.3)	(1.1)	6.2
Less Adjusted EBITDDA attributable to NCI	—	(2.5)	—	—	—	(2.5)
Look-through Adjusted EBITDDA	$4.8	$0.3	$—	($0.3)	($1.1)	$3.7

VOLUME DATA - LOOK-THROUGH BASIS

	Quarter ended September 30,
	2018	2017
Volumes by species (million board feet):
Douglas-fir domestic	10.0	6.1
Douglas-fir export	2.8	1.8
Whitewood domestic	0.9	1.2
Whitewood export	0.3	1.9
Cedar	0.3	0.1
Hardwood	0.5	0.2
Pulpwood - all species	2.0	1.8
Total log sale volume	16.9	13.2
Timber deed sale volume	0.4	0.2
Total volume	17.3	13.4

PRICE DATA - LOOK-THROUGH BASIS

	Quarter ended September 30,
	2018	2017
Average price realizations by species (per thousand board feet):
Douglas-fir domestic	$794	$753
Douglas-fir export	887	795
Whitewood domestic	663	580
Whitewood export	684	742
Cedar	1,148	1,460
Hardwood	743	704
Pulpwood - all species	371	308
Overall delivered log price	756	682
Timber deed sales	518	343